Exhibit 99.1

Novacea Contact:

Paul Laland

Vice President, Corporate Communications

Tel: 650-228-1811

E-mail: laland@novacea.com

NOVACEA REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

— COMPANY PROVIDES UPDATE ON ASCENT-2 PHASE 3 TRIAL —

SOUTH SAN FRANCISCO, CA—August 14, 2007—Novacea, Inc. (NASDAQ: NOVC) today reported financial results for the second quarter of 2007. The company’s net loss for the second quarter of 2007 was $16.0 million, or $0.69 per share. As of June 30, 2007, cash, cash equivalents and marketable securities totaled $46.2 million. In early July, the company received $72 million from Schering-Plough under the terms of the previously announced worldwide development and commercialization agreement for Asentar™, comprised of upfront payments totaling $60 million and an additional $12 million from the purchase by Schering-Plough of Novacea common stock. The company also today announced its plans to augment the robustness of its ASCENT-2 Phase 3 trial for androgen-independent prostate cancer, or AIPC.

“The second quarter of 2007 included the most transformative event in the company’s history. Novacea and Schering-Plough agreed to partner on the development and commercialization of Asentar in a collaboration that provides Novacea with potential pre-commercial milestones payments of up to $380 million and tiered royalties on worldwide sales, and that featured our receipt of $72 million in early July, shortly after closing of the transaction.,” said John P. Walker, chairman and interim chief executive officer of Novacea. “We are also announcing today that we have submitted a protocol amendment to the US Food and Drug Administration (FDA) to increase the size of our 900-patient ASCENT-2 Phase 3 trial for Asentar in AIPC to 1,200 patients. Novacea and Schering-Plough believe the increase in study power will enhance the probability of detecting a meaningful therapeutic benefit for the ASCENT-2 trial.”

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Financial Results: Quarter ended June 30, 2007

Total research and development (R&D) expenses for the second quarter of 2007 were $11.4 million, compared to $5.5 million for the same period in 2006. The increase in R&D expenses from 2006 to 2007 was due primarily to $5.0 million in sublicensing fees payable by Novacea for its licenses related to Asentar™ that were based on the licensing fee payment received by Novacea under the agreement with Schering-Plough, and to advancing the clinical development of our oncology product candidates, particularly related to our ASCENT-2 Phase 3 trial as well as the development activities and related expenses for AQ4N, currently in a Phase 1b/2a clinical trial in glioblastoma multiforme. The overall increase was offset partially by immaterial R&D expenses associated with vinorelbine oral in 2007, as a result of the termination during the fourth quarter of 2006 of Novacea’s then-existing agreements related to vinorelbine oral, and the return to the licensor of all vinorelbine oral product rights in the United States and Canada.

Total general and administrative (G&A) expenses for the second quarter of 2007 were $5.4 million compared to $2.6 million for the comparable 2006 period. The increase in G&A expenses from 2006 to 2007 was due primarily to higher spending on external consulting and other services, including legal and other fees related to the development and commercialization agreement with Schering-Plough, the costs associated with being a public company, and stock-based employee compensation expense.

ASCENT-2 Update

Novacea and Schering-Plough’s Joint Development Committee, created under the development and commercialization agreement, have submitted an ASCENT-2 protocol amendment to the FDA that proposes to increase the study population from 900 to 1,200 and the statistical power of the trial from 85 to 90 percent. “We are pleased with our strong patient enrollment trends — an average of 65 patients per month in 2007 and with a current total enrollment of more than 770 patients to date. We have notified our clinical trial sites of our study expansion proposal and have requested a meeting with the FDA to finalize our plans,” said Mr. Walker.

“We believe this is the right plan and is a great example of our collaborative process with an experienced Schering-Plough team. As the ASCENT-2 primary endpoint is overall survival, the endpoint by which Taxotere® was approved, we believe that increasing the power of the trial will optimize our chances for success with Asentar,” added Mr. Walker.

Financial Guidance

Novacea currently anticipates that its R&D and G&A expenses will increase in the future over current levels as it advances its product candidates into and through additional and later stages of clinical trials, and as a result of the costs associated with being a public company. Revenues expected in 2007 related to the development and commercialization agreement with Schering-Plough will include: a portion of the total $60 million upfront payments, which are currently expected to be recognized as revenue ratably over an approximate 6-year period that began on June 26, 2007, the effective date of the agreement, and will end on June 30, 2013, which Novacea believes is substantially the entire period for which it will have significant development obligations for Asentar; and revenue from cost reimbursement for Novacea’s development efforts on Asentar™, based upon direct costs incurred by Novacea, including for the efforts of its employees working on Asentar™.

Novacea currently anticipates that its capital resources as of June 30, 2007, together with the $72 million received from Schering-Plough in July, net of Novacea’s sublicense obligations, and the estimated cost reimbursement funding by Schering-Plough of Asentar development costs in 2007, will enable Novacea to end 2007 with a cash balance in the range of approximately $95 to $100 million. Given Novacea’s estimate of Schering-Plough’s planned future cost reimbursement funding of Asentar development costs and based on the company’s current plans, Novacea projects that its net cash usage in each of 2008 and 2009 will approximate $25 million.

Conference Call and Webcast Information

Members of our management team will review second quarter 2007 financial results and discuss the ASCENT-2 trial Phase 3 enhancements via a webcast and conference call today at 4:30 p.m. Eastern Time. The webcast can be accessed in the Investor Relations section of Novacea’s website at www.novacea.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either 866-383-7998 (United States and Canada) or 617-597-5329 (International) and typing in the passcode 83250881.

An archived replay of the webcast will be available via Novacea’s website until September 15, 2007. The replay will also be available via telephone by dialing 888-286-8010 (United States and Canada) or 617-801-6888 (International) and typing in the passcode 31474756 until September 15, 2007.

About Novacea

Novacea, Inc. is a biopharmaceutical company focused on in-licensing, developing and commercializing novel cancer therapies. Novacea has two product candidates in clinical trials, including Asentar™, which currently is in a Phase 3 clinical trial for androgen-independent prostate cancer, or AIPC, and is the subject of the development and commercialization agreement with Schering-Plough. Novacea’s second product candidate, AQ4N, is a hypoxia-activated prodrug that is currently in a Phase 1b/2a clinical trial in glioblastoma multiforme. More information on any of Novacea’s trials can be found at www.ClinicalTrials.gov.

Note: Except for the historical information contained herein, the matters set forth in this press release, including statements as to financial guidance, development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: early stage of development; the focus, conduct, enrollment and timing of our clinical trials; regulatory review and approval of product candidates; success or failure of our present and future collaboration agreements; commercialization of products; developments relating to our licensing and collaboration agreements; market acceptance of products; funding requirements; intellectual property protection for our product candidates; competing products and other risks detailed from time to time under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual performance or results may vary materially from any future performance or results expressed or implied by these forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

Novacea is a registered trademark of Novacea, Inc., and Asentar is a trademark of Novacea, Inc. All other trademarks are property of their respective owners.

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Novacea, Inc.

(a development stage company)

Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$136	$—	$136	$371
Operating expenses:
Research and development	11,444	5,508	18,996	12,096
General and administrative	5,384	2,626	9,258	4,377

Total operating expenses	16,828	8,134	28,254	16,473

Loss from operations	(16,692)	(8,134)	(28,118)	(16,102)
Interest and other income, net	665	735	1,453	1,230

Net loss	$(16,027)	$(7,399)	$(26,665)	$(14,872)

Net loss per common share, basic and diluted	$(0.69)	$(0.60)	$(1.15)	$(2.11)

Shares used in computing basic and diluted net loss per common share	23,303	12,425	23,202	7,051

* Includes stock-based employee compensation as follows:
Research and development	$472	$98	$653	$195
General and administrative	1,030	270	1,536	348

	$1,502	$368	$2,189	$543

Condensed Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$13,264	$14,429
Marketable securities	32,888	50,150
Other current assets	61,296	1,099

Total current assets	107,448	65,678

Other assets	333	386

Total assets	$107,781	$66,064

Liabilities and stockholders’ equity
Current liabilities	$21,490	$6,240
Non-current liabilities	49,896	—

Stockholders’ equity	36,395	59,824

Total liabilities and stockholders’ equity	$107,781	$66,064